Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE	CONTACT
November 15, 2004	Craig Renner
301-843-8600

AMERICAN COMMUNITY PROPERTIES TRUST ANNOUNCES

THIRD QUARTER 2004 OPERATING RESULTS

ST. CHARLES, MD.-American Community Properties Trust (ACPT) (AMEX, PSE:APO) today reported net income of $2,928,000 resulting in earnings of $0.56 per share-basic and diluted, on revenues of $39,450,000 for the nine months ended September 30, 2004. This compares to net income of $3,455,000 resulting in earnings of $0.67 per share-basic and $0.66 per share-diluted, on revenues of $41,602,000 for the same period in 2003.

For the three months ended September 30, 2004, the Company reported net income of $215,000 resulting in earnings of $0.04 per share, on revenue of $9,100,000 compared to net income of $1,376,000, or $0.27 per share, on revenue of $15,854,000 for the three months ended September 30, 2003.

Edwin L. Kelly, President and Chief Operating Officer, noted that revenues and earnings decreased for the three and nine months ended September 30, 2004, compared to the same periods in 2003. "The decrease is primarily attributable to the completion of home sales sellout of thein the Brisas de Parque Escorial homebuilding project in Puerto Rico before with the next homebuilding project was ready to deliver; we expect to start delivering these condos in the third quarter of 2005."

"Even though there was a decrease in revenues and earnings, the Companywe reported $17,494,000 in cash from operations at September 30, 2004,. Thiswhich includesd the$4 million received from the transfer of 352 partiallysemi-developed lots to a joint venture equally owned with U.S. Home Corporation, a subsidiary of Lennar Corporation, for an active adult community, Heritage at St. Charles. The joint venture will complete the development of the lots and sell them to Lennar's homebuilding operation. ACPT will act as the managing agent for the joint venture in exchange for a market rate management fee. ACPT will recognize the land sale revenue and profit on the lot transfer as the fully-developed lots these lots as they are sold to the homebuilder by the joint venture.

LLot sales are expected to commence in the third quarter of 2005, and extend into the first quarter of 2009.

"ACPT continues to make strong progress in the development of St. Charles and in Parque Escorial," said J. Michael Wilson, Chairman and CEO. "We have started delivering lots in Fairway Village to Lennar pursuant a lot sales agreement signed in March 2004 for 2,000 lots. Furthermore, the the occupancy rates in our apartment portfolio in the United States and Puerto Rico remained strong. As previously released, In in October, the Company announced the acquisition of we acquired two apartment properties in Pikesville, Maryland consisting of 307 units.. In addition, our Company continues to pay dividends to ourits shareholders. All of these factors present a solid record of accomplishment for our Company, which we will continue to build upon in the future."

Company Information

ACPT (AMEX, PSE:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, homebuilding, investment in rental properties, and asset management services. ACPT is currently listed on the American and Pacific stock exchanges under the symbol AmCmntyProp (APO). When filed, ACPT's Form 10-Q will be available via the Internet at www.acptrust.com.

Certain matters within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to, changes in market demand and acceptance of the Company products, impact of competitive products and pricing, dependence on third-party suppliers, changes in government regulations, and the normal cyclical nature of the real estate industry and development economy. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For more information, please refer to the Company's Form 10-Q on file with the Securities and Exchange Commission.

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AMERICAN COMMUNITY PROPERTIES TRUST

Financial Highlights (Unaudited)

	For the Nine Months Ended		For the Three Months Ended
	9/30/04	9/30/03	9/30/04	9/30/03

Revenues	$39,450,000	$41,602,000	$9,100,000	$15,854,000

Expenses	33,080,000	34,252,000	8,094,000	13,004,000

Depreciation & amortization	2,231,000	1,983,000	747,000	683,000

Income before provision for income taxes and minority interest	4,139,000	5,367,000	259,000	2,167,000

Provision (benefit) for income taxes	1,089,000	1,720,000	(57,000)	725,000

Income before minority interest	3,050,000	3,647,000	316,000	1,442,000

Minority interest	(122,000)	(192,000)	(101,000)	(66,000)

Net income	$2,928,000	$3,455,000	$215,000	$1,376,000

Net income per share - basic	$0.56	$0.67	$0.04	$0.27

Net income per share - diluted	$0.56	$0.66	$0.04	$0.27

Weighted average shares outstanding-basic	5,192,000	5,192,000	5,192,000	5,192,000

Weighted average shares outstanding-diluted	5,192,000	5,201,000	5,192,000	5,192,000

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